TIAN RUIXIANG Holdings LTD.

Equity Transfer Agreement

Party A (transferor): WANG INVESTORS CO ,. LTD

Party B (transferee): Unitrust Holdings Limited

Party A and Party B, both of which are domiciled in the British Virgin Islands, have agreed to transfer the equity interests in TIAN RUIXIANG HOLDINGS LTD . (hereinafter referred to as: the target company) as follows:

Ⅰ、The price of the transfer of shares and the period and manner of payment of the transfer

1. Party A shall transfer to Party B its shareholding in the target company, of which 106,500 ordinary voting shares (CLASS A) shall be transferred for USD 10,000 and 250,000 special voting shares (CLASS B) shall be transferred for USD 15,000.

2. Party B shall pay the transfer price to the account designated by Party A within 6 months after the signing of this agreement.

3. All taxes and fees arising from the equity transfer shall be borne by both parties in accordance with relevant laws and regulations.

4. Party B agrees to entrust to Party A with the voting rights corresponding to the shares of the above target company to be

transferred, and Party B has the right to terminate such entrustment by giving Part A 10 days' prior notice in writing.

Ⅱ、Party A guarantees that it has the full disposal rights over the shares to be transferred to Party B, that the shares are not pledged, and that the shares have not been seized, otherwise Party A shall bear all the economic and legal liabilities arising therefrom.

Ⅲ、Sharing of the company's profits and losses (including credits and debts)

1. After this agreement comes into effect , Party B shall share the company's profits, corresponding risks and losses in proportion to the transferred shares.

2. If Party A fails to truthfully inform Party B of the company' s debts before the transfer of shares when signing this agreement, causing Party B to suffer losses after becoming a shareholder of the company, Party B shall have the right to claim compensation from Party A.

Ⅳ. Liability For Breach Of Contract

1. Once the agreement comes into effect, both parties must consciously fulfill, any party who fails to fully fulfill the obligations in accordance with the provisions of the agreement, should be in accordance with the law and the provisions of this agreement.

2. If Party B fails to pay the share transfer payment on time, Party B shall pay Party the amount of 1/10,000 of the overdue portion of the

transfer payment for each overdue day. If Party B causes losses to Party A due to breach of contract, the amount of liquidated damages paid by Party B shall be lower than the actual losses, Party B must compensate for it.

3. If Party A's reasons, Party B cannot apply for the change registration as scheduled, or seriously affects Party B's realization of the purpose of this agreement, Party B shall be entitled to the compensation. Party A shall pay to Party B in accordance with the daily 1/10,000 of the transfer amount already paid by Party B. If Party A' s breach of contract causes losses to Party B, the amount of liquidated damages paid by Party A is lower than the actual losses, Party A must make additional compensate for the losses.

V. Change Or Termination Of The Agreement

Party A and Party B can change or terminate this agreement after reaching a consensus through negotiation. If this agreement is modified or terminated through negotiation, both parties shall sign another modification or termination agreement.

VI. Burden Of Relevant Expenses:

Relevant expenses incurred in the process of this share transfer (authentication or notarization, appraisal or audit, industrial and commercial registration, etc.) shall be borne by Party A.

VII. Dispute Resolution

Any dispute arising from or related to this agreement shall be resolved through friendly consultation between the parties. If the consultation fails, both parties have the right to file a lawsuit.

Ⅷ. Effective Conditions

This agreement shall come into effect after it is signed by both parties. Party A shall notify the target company of the content of this agreement within the specified time and carry out the equity change procedures, and make announcements and disclosures in accordance with regulatory requirements.

IX. This agreement is in quadruplicate, two for each party, with the same legal effect.

[The following is a signature page without text]

For and on behalf of
Wang Investors Co., Ltd.

Party A (transferor): Wang Zhe

Authorized Signature(s)

Date : August 8 , 2023 _

Wang Investors Co., Ltd.

For and behalf of
Unitrust Holdings Limited

Party B (transferee): Gao Mufang

Authorized signature(s)

Date : August 8 , 2023 _